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                                                                     EXHIBIT 5.1






September 11, 1996


K-Tron International, Inc.
Routes 55 and 553
Pitman, New Jersey  08071-0888

Re:      K-Tron International, Inc.
         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to K-Tron International, Inc., a New Jersey corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 150,000 shares, par value $0.01 per share, of the Common Stock (the "Common Stock") of the Company. In this connection, we have reviewed the Registration Statement and such corporate documents and records, certificates, opinions and other instruments as we have deemed necessary for the opinions given herein.

Based upon the foregoing, it is our opinion that the shares of Common Stock to be sold by the Selling Shareholder as described in the Registration Statement were validly issued by the Company as a matter of New Jersey law and are fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,


Morgan, Lewis & Bockius LLP